Exhibit 99.1

FOR IMMEDIATE RELEASE:

James E. Searson, Former Ernst & Young Audit Partner,

Joins DrugMax’s Board of Directors

Farmington, CT, March 2, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, today announced that James E. Searson, a former audit partner at Ernst & Young, has joined the Company’s Board of Directors. In addition to normal course Board responsibilities, Mr. Searson will serve as the chairman of the Finance and Audit Committee.

“Jim is a distinguished financial executive who will bring considerable financial expertise to our Board,” said Ed Mercadante, co-chairman and chief executive officer of DrugMax. “I am pleased to welcome Jim to our strong leadership team and we look forward to his contributions as we continue to make progress in executing against our growth strategy and building sustainable value.”

A Certified Public Accountant, Mr. Searson worked at Ernst & Young from 1975 through 2004, most recently as an audit partner who managed the firm’s office in Hartford, CT. He also served in Ernst & Young’s offices in Chicago, IL; Zurich, Switzerland; Hamburg, Germany; and Munich, Germany. During his tenure at Ernst & Young, Mr. Searson provided audit, accounting, financial due diligence and reporting counsel and services to multinational manufacturing, distribution and service companies, including ABB (Asea Brown Boveri), ADVO, Inc., Maytag Corporation and The Stanley Works.

Mr. Searson has a BSBA degree in Accounting from John Carroll University, and also has completed the International Executive Management and Executive Management programs at Northwestern University. He is a member of the American Institute of Certified Public Accountants (AICPA).

In addition to Mr. Searson, the DrugMax Board of Directors now consists of Mr. Mercadante; Jugal Taneja, co- chairman of DrugMax; Dr. Philip Gerbino, the president of the University of Sciences in Philadelphia; Peter Grua, a managing partner of HLM Venture Partners; Mark Majeske, a former group president at McKesson HBOC/Pharmaceutical Group; Rakesh Sharma, MD, of The Heart and Vascular Institute of Florida; and Laura Witt, a general partner of ABS Capital Partners.

About DrugMax

DrugMax, Inc. is a specialty pharmacy and drug distribution provider that works closely with doctors, patients, managed care providers, medical centers and employers to deliver low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its wholly-owned Valley Drug distribution subsidiaries and the more than 80 pharmacies it operates at or near the point of medical care under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. This integrated platform provides services for the treatment of complex diseases and medical conditions such as cancer, diabetes and chronic pain, and serves defined population groups on an exclusive or closed panel basis. More information about DrugMax can be found at www.drugmax.com. The Company’s online product offering can be found on Familymeds’ Web site at www.familymeds.com.

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Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds, (ii) changes in the regulatory and general economic environment related to the healthcare and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form S-3 Registration Statement filed with the SEC on January 5, 2005. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Jason Thompson or Eliza Johnson

The Abernathy MacGregor Group

212-371-5999

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